PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(B)(5)
(TO PROSPECTUS DATED SEPTEMBER 28, 1998)        File Number 333-63503

                                 $200,000,000

                        IMC GLOBAL INC.

                             6 5/8% NOTES DUE 2001

                               ----------------

      The Notes bear interest at the rate of 6 5/8% per year. Interest on the Notes is payable on April 15 and October 15 of each year, beginning April 15, 1999. The Notes will mature on October 15, 2001. The Notes are not redeemable before maturity and do not have the benefit of any sinking fund.

      The Notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The Notes will be issued only in registered form in denominations of $1,000.

                               ----------------

                                                          PER NOTE    TOTAL
                                                          -------- ------------
     Public Offering Price(1)............................ 99.701%  $199,402,000
     Underwriting Discount...............................    .45%  $    900,000
     Proceeds, before expenses, to IMC Global Inc........ 99.251%  $198,502,000

      (1) You will also pay accrued interest, if any, from October 26, 1998.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We expect that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about October 26, 1998.

                               ----------------

MERRILL LYNCH & CO.                                        CHASE SECURITIES INC.

                               ----------------

          The date of this prospectus supplement is October 20, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUPPLEMENT
The Company................................................................  S-3
Use of Proceeds............................................................  S-3
Recent Developments........................................................  S-3
Selected Historical Consolidated Financial Data............................  S-5
Description of Notes.......................................................  S-6
Underwriting...............................................................  S-9
Legal Matters.............................................................. S-10
PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    4
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Description of Debt Securities.............................................    5
Description of Debt Warrants...............................................   16
Description of Series Preferred Stock and Common Stock.....................   17
Description of Stock Warrants..............................................   20
Description of Currency Warrants...........................................   22
Plan of Distribution.......................................................   23
Legal Matters..............................................................   24
Experts....................................................................   24

                               -----------------

                           FORWARD-LOOKING STATEMENTS

      This Prospectus Supplement and the accompanying Prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about IMC Global Inc. (the "Company"), including, among other things:

     l  General economic, market or business conditions,

     l  Conditions in and policies of the agriculture industry,

     l  Weather,

     l  Risks associated with international operations and sales,

     l  Government regulation,

     l  Risks attendant with mining operations,

     l  Competition, and

     l  Other factors referred to in the accompanying Prospectus.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Prospectus Supplement and the accompanying Prospectus might not occur.

                               -----------------

      You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  THE COMPANY

      The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the foremost distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company is also one of the world's leading producers of salt, soda ash and other inorganic chemicals. The Company mines, processes and distributes potash in the United States and Canada and is a joint venture partner in IMC-Agrico Company, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. The Company also mines, processes and distributes salt products in the United States, Canada and Europe and is a major producer of soda ash and other inorganic chemicals in the United States, Europe and Australia. The Company has structured its operations into five business units corresponding to its major product lines as follows: IMC Crop Nutrients (phosphates and potash), IMC Salt (salt), IMC-Agrico Feed Ingredients (animal feed), IMC Chemicals (soda ash and other inorganic chemicals) and IMC AgriBusiness (wholesale and retail distribution).

      The Company's principal executive office is located at 2100 Sanders Road, Northbrook, Illinois 60062, telephone (847) 272-9200.

                                USE OF PROCEEDS

      The Company intends to use the net proceeds of approximately $198.5 million from the sale of the Notes to repay an equivalent amount of its outstanding commercial paper indebtedness, which bears interest at a weighted average rate of 5.82% (at October 20, 1998), and which was incurred by the Company in September and October 1998 in connection with the redemption of the Sifto Canada Notes and the Harris Notes (as defined below).

                              RECENT DEVELOPMENTS

      Financing Activities. This offering is part of an overall refinancing of debt assumed in the Company's April 1998 acquisition of Harris Chemical Group, Inc. ("Harris") and affiliated companies. In connection with such refinancing, Sifto Canada, Inc., a wholly owned subsidiary of Harris, completed a tender offer for approximately $96 million aggregate principal amount of its debt securities (the "Sifto Canada Notes") on September 30, 1998 and Harris redeemed approximately $585 million aggregate principal amount of its debt securities (the "Harris Notes") on October 15, 1998. These transactions were financed entirely with short-term indebtedness. The Company presently intends to refinance a substantial portion of its total short-term indebtedness with long-term indebtedness as soon as is reasonably practicable.

      Also in connection with its refinancing activities and overall debt reduction efforts, the Company is exploring strategic options for, including the possible divestiture of, its IMC AgriBusiness business unit and also certain chemical assets and businesses acquired as part of the Harris acquisition that are not deemed to be core to the Company's strategy. Such potential divestitures may be adversely impacted to the extent that adverse capital and syndicated loan markets result in potential buyers experiencing difficulty in obtaining purchase financing on acceptable terms.

      Restructuring Activities. The Company recently announced the consolidation of its phosphate and potash businesses into a new operating entity, IMC Crop Nutrients.

      The Company's phosphate business unit, formerly known as IMC-Agrico Crop Nutrients, is now called IMC-Agrico Phosphates, and is a leading phosphate producer, with 1997 net sales of $1.5 billion, operating earnings of $257.4 million and total assets of $2.8 billion. The Company's potash business unit, IMC Kalium, had net sales, operating earnings and total assets of $617.4 million, $214.8 million and

$891.1 million, respectively, for the same period. IMC-Agrico Phosphates is the largest part of IMC-Agrico Company, a joint venture partnership between the Company and Phosphate Resource Partners Limited Partnership. IMC-Agrico Company's other component is IMC-Agrico Feed Ingredients, which had 1997 net sales of $163.5 million and will remain a separate business unit. The Company owns approximately 80% of IMC-Agrico Company.

      Concurrent with forming IMC Crop Nutrients, the Company is undertaking an extensive program of performance improvement in the phosphate business, targeting productivity increases, operating cost reductions and major asset restructuring. Such asset restructuring includes the Company's recently announced closure of its Sifto(R) salt warehousing and bagging facility in Montreal.

      The Company is in the process of evaluating the accounting impact of the foregoing restructuring activities and currently expects to record a charge to earnings related to such restructuring activities, in an as yet undetermined amount, in the fourth quarter of 1998. Such charge could be material.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial information for the Company with respect to each year in the five-year period ended December 31, 1997 is derived from and should be read in conjunction with the consolidated financial statements of the Company. The consolidated financial statements of the Company for each of the years in the three-year period ended December 31, 1997 are included in documents incorporated by reference in the accompanying Prospectus. Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors. The following selected consolidated financial information as of and for each of the six-month periods ended June 30, 1998 and 1997 is derived from and should be read in conjunction with the unaudited interim condensed consolidated financial statements of the Company which are included in documents incorporated by reference in the accompanying Prospectus. Such unaudited interim condensed consolidated financial statements reflect all adjustments (consisting only of normally recurring accruals) which the management of the Company considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                               SIX MONTHS
                             ENDED JUNE 30,               YEARS ENDED DECEMBER 31,
                          --------------------  ------------------------------------------------
                          1998 (1)(2)   1997    1997 (2)    1996      1995      1994    1993 (3)
                          ----------- --------  --------  --------  --------  --------  --------
                                   (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............   $1,898.6   $1,713.0  $2,988.6  $2,941.0  $2,940.4  $2,475.7  $1,640.5
Gross margins...........      467.1      430.0     738.6     745.0     778.7     559.9     252.7
Main Pass writedown
 (4)....................        --         --      183.7       --        --        --        --
Sterlington litigation
 settlement, net (5)....        --         --        --        --        --        --      169.1
Operating earnings
 (loss).................      300.2      297.4     303.0     461.4     566.6     399.7     (98.1)
Interest expense........       83.7       25.2      53.5      56.7      69.8      77.5      76.6
Other (income) expense,
 net....................       (8.9)       --       (6.2)     (5.9)    (15.2)     (6.6)     21.1
                           --------   --------  --------  --------  --------  --------  --------
Earnings (loss) before
 minority interest......      225.4      272.2     255.7     410.6     512.0     328.8    (195.8)
Minority interest.......       17.2       71.5     124.4     185.7     163.6     106.8       5.3
                           --------   --------  --------  --------  --------  --------  --------
Earnings (loss) before
 taxes..................      208.2      200.7     131.3     224.9     348.4     222.0    (201.1)
Provision (credit) for
 income taxes...........       73.2       73.3      43.5      89.7     129.4      97.8     (75.2)
                           --------   --------  --------  --------  --------  --------  --------
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting change......      135.0      127.4      87.8     135.2     219.0     124.2    (125.9)
Extraordinary charge--
 debt retirement........       (2.7)      (3.3)    (24.9)     (8.1)     (3.5)     (4.4)    (25.2)
Cumulative effect on
 prior years of change
 in accounting for
 postemployment benefits
 (net of taxes).........        --         --        --        --        --       (5.9)      --
                           --------   --------  --------  --------  --------  --------  --------
Net earnings (loss).....   $  132.3   $  124.1  $   62.9  $  127.1  $  215.5  $  113.9  $ (151.1)
                           ========   ========  ========  ========  ========  ========  ========
DILUTED EARNINGS (LOSS)
 PER SHARE:
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting change......   $   1.18   $   1.33  $   0.93  $   1.39  $   2.34  $   1.45  $  (1.50)
Extraordinary charge--
 debt retirement........      (0.02)     (0.03)    (0.26)    (0.08)    (0.04)    (0.05)    (0.31)
Cumulative effect on
 prior years of change
 in
 accounting.............        --         --        --        --        --      (0.07)      --
                           --------   --------  --------  --------  --------  --------  --------
Net earnings (loss).....   $   1.16   $   1.30  $   0.67  $   1.31  $   2.30  $   1.33  $  (1.81)
                           ========   ========  ========  ========  ========  ========  ========
Diluted weighted average
 number of shares
 outstanding............      114.8       95.6      94.7      97.0      95.5      88.8      81.2
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........   $ (536.0)  $  592.6  $  389.1  $  582.6  $  507.6  $  355.2  $  427.7
Total assets............    6,741.1    3,611.6   4,673.9   3,485.2   3,521.8   3,275.1   3,280.9
Long-term debt, less
 current maturities.....    1,639.1      694.8   1,235.2     656.8     741.7     699.1     950.0
Total stockholders'
 equity.................    2,037.3    1,339.9   1,935.7   1,326.2   1,090.4     883.3     653.1
OTHER FINANCIAL DATA:
Capital expenditures....   $  174.0   $  105.0  $  244.0  $  209.0  $  146.0  $   97.7  $   74.1
Depreciation, depletion
 and amortization.......      124.6      100.5     183.2     171.0     166.4     162.7     104.9

--------
(1) Operating results reflect the April 1998 acquisition of Harris and affiliated entities. Results also include a $14.0 million restructuring charge, $9.1 million after tax benefits or $0.08 per share, recorded in conjunction with the divestiture of the IMC Vigoro business unit.
(2) Operating results reflect the December 1997 merger with Freeport-McMoRan Inc. (the "FTX Merger").
(3) Operating results reflect the consolidation of IMC-Agrico Company which was formed in July 1993.
(4) Represents an adjustment to reduce the historical carrying value to estimated fair value of the Company's interest in the Main Pass 299 sulphur and oil & gas operations.
(5) Represents a charge related to the settlement of litigation resulting from a May 1991 explosion at a nitroparafins plant in Sterlington, Louisiana.

                              DESCRIPTION OF NOTES

      The Notes will be issued under an Indenture dated as of August 1, 1998 (the "Indenture") between the Company and The Bank of New York, as Trustee. The Indenture constitutes the Senior Indenture described in the accompanying Prospectus and the Notes constitute Senior Debt Securities described in the accompanying Prospectus. The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions set forth in the Prospectus, to which description reference is hereby made. Unless the context otherwise indicates, references in this "Description of Notes" to the "Company" or "IMC" refer to IMC Global Inc., the issuer of the Notes, and not to its subsidiaries.

GENERAL

      The Notes will mature on October 15, 2001, and will be limited to $200,000,000 aggregate principal amount. Each Note will bear interest at the rate of 6 5/8% per annum from October 26, 1998, or from the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually on April 15 and October 15 in each year (each such date being referred to herein as an "Interest Payment Date"), commencing April 15, 1999, to the person in whose name such Note is registered at the close of business on the April 1 or October 1, as the case may be, preceding such Interest Payment Dates.

      The Notes will be unsecured, senior debt of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. However, because the Company is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the holders of the Notes), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

      The Indenture provision described under "Description of Debt Securities-- Defeasance and Covenant Defeasance" in the accompanying Prospectus will be applicable to the Notes. The Indenture does not contain any covenants or other provisions applicable to the Notes which might afford beneficial owners of Notes protection in the event of a highly leveraged transaction, change in credit rating of the Notes or other similar occurrence. The Notes are not convertible into other securities.

      The Company currently guarantees the payment of $75 million principal amount of industrial development bonds due 2015 issued by the Florida Polk County Industrial Development Authority (the "Polk County Bonds"). As a result of the FTX Merger, the Company is not in technical compliance with one covenant in such guaranty. The Company has notified The Bank of New York, trustee for the holders of the Polk County Bonds, regarding this issue. The holders of the Polk County Bonds have not sought to accelerate the Polk County Bonds or requested that any other action be taken. Because solicitation of a unanimous waiver is impractical, the Company currently intends to take no action. The Company does not believe that any acceleration, redemption or refinancing of the Polk County Bonds would have a material adverse effect on the Company and its subsidiaries taken as a whole because the Company would be able to repay the Polk County Bonds from available sources of liquidity.

GLOBAL NOTES

      The Company has established a depositary arrangement with The Depository Trust Company (the "Depositary") with respect to the Notes, the terms of which are summarized below.

      Upon issuance, all Notes will be represented by Global Notes. The Global Notes representing the Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Notes may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

      So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners (as hereinafter defined) of the Global Notes representing the Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing the Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant (as hereinafter defined), then such Beneficial Owner must rely on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note representing the Notes.

      The Global Notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes, (ii) the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the Company in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Global Notes representing the Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

      The following is based on information furnished by the Depositary:

  The Depositary will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). Fully registered Global Notes will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with the Depositary.

  The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission (the "Commission").

  Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial

  Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of the Global Notes representing the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

  To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Notes are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

      A further description of the Depositary's procedures with respect to the Global Notes representing the Notes is set forth in the accompanying Prospectus under "Description of Debt Securities--Book-Entry Debt Securities."

SAME-DAY SETTLEMENT AND PAYMENT

      Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds.

THE TRUSTEE

      The Bank of New York is the Trustee under the Indenture. The Company maintains normal commercial banking relations with The Bank of New York, which is also the trustee under certain other indentures of the Company.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                     PRINCIPAL
     UNDERWRITER                                                       AMOUNT
     -----------                                                    ------------
     Merrill Lynch, Pierce, Fenner & Smith
     Incorporated.................................................  $140,000,000
     Chase Securities Inc. .......................................    60,000,000
                                                                    ------------
          Total...................................................  $200,000,000
                                                                    ============

      The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .3% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. The Company can give no assurance as to the liquidity of or the trading market for the Notes.

      In connection with the offering, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of Notes than is set forth on the cover of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      Neither the Company nor any Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the

Notes. In addition, neither the Company nor any Underwriter makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The Company has agreed to indemnify the several Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      Certain of the Underwriters and their affiliates have from time to time provided investment banking, commercial banking, financial advisory and other services to, and have been engaged in various transactions with, the Company in the ordinary course of business.

      The Company estimates that it will spend approximately $150,000 for printing, rating agency, trustee and legal fees and other expenses related to the offering.

                                 LEGAL MATTERS

      The validity of the Notes offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois and by Phillip Gordon, Esq., Acting General Counsel of the Company. Mr. Gordon is the beneficial owner of 2,156 shares of the Company's Common Stock. Certain legal matters relating to the Notes offered hereby will be passed upon for the Underwriters by Brown & Wood llp, New York, New York.

PROSPECTUS

                                IMC GLOBAL INC.

                                 $700,000,000

            DEBT SECURITIES, DEBT WARRANTS, SERIES PREFERRED STOCK,
              COMMON STOCK, STOCK WARRANTS AND CURRENCY WARRANTS

  IMC Global Inc. ("IMC" or the "Company") from time to time may offer (i) unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities"), and which may be convertible into shares of common stock, par value $1.00 per share ("Common Stock") of IMC (the "Convertible Debt Securities," and, together with the Senior Debt Securities and the Subordinated Debt Securities, the "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"),
(iii) shares of its series preferred stock (the "Series Preferred Stock"), which may be convertible into shares of Common Stock, (iv) shares of Common Stock, (v) warrants to purchase shares of Common Stock (the "Stock Warrants") and (vi) warrants to receive from the Company the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants," and, together with the Currency Call Warrants, the "Currency Warrants") such foreign currency or currency units as shall be designated by the Company at the time of the offering. The Debt Securities, Debt Warrants, Series Preferred Stock, Common Stock, Stock Warrants and Currency Warrants (collectively, the "Securities") may be offered either together or separately, and will be offered in amounts, at prices and on terms to be determined at the time of offering. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $700,000,000 aggregate public offering price (or the equivalent in foreign currency or currency units).

  The Senior Debt Securities will rank equally in right of payment with all other Senior Indebtedness (as defined) of the Company. The Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness of the Company.

  Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying Prospectus Supplement (as supplemented by any applicable pricing supplement relating thereto, the "Prospectus Supplement"), including, where applicable, the initial public offering price of the Securities, the listing on any securities exchange, other special terms, and (i) in the case of Debt Securities, the specific designation, aggregate principal amount, original issue discount, if any, authorized denominations, maturity, premium, if any, rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, any terms for conversion or exchange into Common Stock and any special provisions related to Debt Securities issued as medium-term notes, (ii) in the case of Debt Warrants and Stock Warrants, the Debt Securities and Common Stock, respectively, for which each such Warrant is exercisable, the exercise price, duration, detachability, and call provisions, (iii) in the case of Series Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights and any terms for exchange for Debt Securities or conversion into Debt Securities or Common Stock, (iv) in the case of Currency Warrants, the base foreign currency or currency units, the formula for determining the cash settlement value, if any, the procedures and conditions relating to exercise and any circumstances under which there will be deemed to be an automatic exercise and (v) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof. If so specified in the applicable Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.

                                --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

  The Company may sell the Securities to or through underwriters or dealers and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

               The date of this Prospectus is September 28, 1998

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER OR SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the national securities exchanges on which the Company's Common Stock is listed: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and The Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been and will be filed electronically. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

  This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents of the Company heretofore filed with the Commission pursuant to the Exchange Act (File No. 1-9759) are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

    4. The Company's Current Report on Form 8-K filed on January 6, 1998;

    5. The Company's Current Report on Form 8-K filed on January 15, 1998;

    6. The Company's Current Report on Form 8-K filed on April 15, 1998, as amended on June 15, 1998 and September 16, 1998;

    7. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A-1 filed January 12, 1996; and

    8. The description of the IMC Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed June 23, 1989, as amended by Form 8-A/A filed September 18, 1995 and January 24, 1996.

  The consolidated financial statements of Freeport-McMoRan Inc. ("FTX") at December 31, 1996 and for each of the three years in the period ended December 31, 1996 contained in FTX's Annual Report on Form
10-K for the year ended December 31, 1996 filed with the Commission pursuant to the Exchange Act (File No. 1-8124) are incorporated herein by reference. The unaudited interim consolidated financial statements of FTX for the quarter ended September 30, 1997 contained in FTX's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission pursuant to the Exchange Act (File No. 1-8124) are incorporated herein by reference.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such reports and documents; provided, however, that the Report of the Compensation Committee and the Performance Graph contained in any Proxy Statement of the Company shall not be so deemed incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein, therein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference in this Prospectus or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Corporate Secretary, IMC Global Inc., 2100 Sanders Road, Northbrook, Illinois 60062, telephone number (847) 272-9200.

  This Prospectus and the accompanying Prospectus Supplement, including the documents incorporated by reference herein, include "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus and the Prospectus Supplement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success as well as other statements which include words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including any special considerations included or incorporated by reference in this Prospectus and any Prospectus Supplement; general economic, market or business conditions; conditions in and policies of the agriculture industry; weather; risks associated with export sales and investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws or policies of the United States and Canada, as well as those of the United Kingdom and other European countries, China and other countries in the Far East and Australia; changes in governmental laws and regulations affecting environmental compliance, taxes and other matters impacting the Company; the risks attendant with mining operations; the potential impacts of increased competition in the markets the Company operates within; risk factors reported from time to time in the reports filed by the Company with the SEC and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus and any Prospectus Supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

                                  THE COMPANY

  The Company is one of the world's leading producers of crop nutrients for the international agricultural community and is one of the foremost distributors in the United States of crop nutrients and related products through its retail and wholesale distribution networks. The Company is also one of the world's leading producers of salt, soda ash and other inorganic chemicals. The Company mines, processes and distributes potash in the United States and Canada and is a joint venture partner in IMC-Agrico Company, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients. The Company also mines, processes and distributes salt products in the United States, Canada and Europe and is a major producer of soda ash and other inorganic chemicals in the United States, Europe and Australia. The Company has structured its operations into five business units corresponding to its major product lines as follows: IMC Crop Nutrients (phosphates and potash), IMC Salt (salt), IMC-Agrico Feed Ingredients (animal feed), IMC Chemicals (soda ash and other inorganic chemicals) and IMC AgriBusiness (wholesale and retail distribution). The Company's principal executive office is located at 2100 Sanders Road, Northbrook, Illinois 60062, telephone (847) 272-9200.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, the repayment or refinancing of indebtedness, future acquisitions and/or capital expenditures. Pending application of the net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                         SIX MONTHS    YEAR ENDED DECEMBER 31,
                                            ENDED     -------------------------
                                        JUNE 30, 1998 1997 1996 1995 1994 1993
                                        ------------- ---- ---- ---- ---- -----
Ratio of earnings to fixed charges(a).      3.69      5.78 8.24 8.34 5.24 (1.56)
Adjusted ratio of earnings to fixed
 charges(b)...........................      3.86      9.21 9.98 8.34 5.24  0.65

--------
(a) Earnings consist of pre-tax earnings from continuing operations but before fixed charges. Fixed charges consist of interest on indebtedness, interest capitalized as part of fixed assets, amortization of debt expense and rent expense which is deemed representative of an interest factor.
(b) The adjusted ratio of earnings to fixed charges for the six months ended June 30, 1998 excludes a charge of $9.1 million relating to the sale of the Company's IMC Vigoro business unit. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1997 excludes a charge of $183.7 million relating to the writedown of the historical carrying value of IMC's interest in the Main Pass 299 business of Phosphate Resource Partners Limited Partnership. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1996 excludes a charge of $98.6 million relating to the merger of The Vigoro Corporation into a wholly owned subsidiary of IMC. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities may be issued from time to time in one or more series and will constitute either Senior Debt Securities or Subordinated Debt Securities. Senior Debt Securities will be issued under an Indenture, dated as of August 1, 1998 (the "Senior Indenture"), between the Company and The Bank of New York, as Trustee (the "Senior Trustee"). A copy of the Senior Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture"), between the Company and a trustee to be named prior to the offering of any Subordinated Debt Securities, as Trustee (the "Subordinated Trustee"). A copy of the form of Subordinated Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Trustee and the Subordinated Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees."

  The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. Certain capitalized terms used herein are defined in the Indentures. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination.

GENERAL

  The Indentures do not limit the amount of debt securities which can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indentures do not limit the amount of other Indebtedness or securities, other than certain secured Indebtedness as described below, which may be issued by the Company or its Subsidiaries. All Senior Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company. All Subordinated Debt Securities will be unsecured and will be subordinated in right of payment to the prior payment in full of Senior Indebtedness (which term includes the Senior Debt Securities) of the Company as described below under "Provisions Applicable Solely to Subordinated Debt Securities-- Subordination." In addition, creditors of Subsidiaries of the Company are entitled to a claim on the assets of such Subsidiaries. Consequently, in the event of a liquidation or reorganization of any Subsidiary, creditors of the Subsidiary are likely to be paid in full before any distribution is made to the Company and holders of Senior Debt Securities or Subordinated Debt Securities, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

  Reference is made to the Prospectus Supplement for the following terms thereof: (i) the title of the Offered Debt Securities, which may include medium-term notes, and classification as Senior Debt Securities or Subordinated Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) if other than 100% of the principal amount, the percentage of the principal amount at which the Offered

Debt Securities will be offered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable (or method of determination thereof); (v) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest (or method of determination thereof), if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable; (vi) if other than U.S. dollars, the currency or units based on or relating to currencies in which the Debt Securities are denominated and which the principal of, interest on and any Additional Amounts (as defined below) will or may be payable; (vii) if other than as set forth herein, the place or places where the principal of, interest on and any Additional Amounts payable in respect of the Offered Debt Securities will be payable; (viii) the price or prices at which, the period or periods within which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(ix) whether the Offered Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate, the conversion period and other conversion provisions in addition to or in lieu of those described in the applicable Indenture; (x) the obligation, if any, of the Company to redeem, repurchase or repay Offered Debt Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; (xi) whether the Offered Debt Securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee; (xii) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of certain taxes imposed on certain holders of Debt Securities or as otherwise provided; and (xiii) any other terms or conditions not inconsistent with the provisions of the Indenture upon which the Offered Debt Securities will be offered. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities. For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

  Unless otherwise provided in the Prospectus Supplement relating to any Offered Debt Securities, principal, interest and additional Amounts, if any, will be payable, and the Debt Securities will be transferable or, if applicable, convertible, at the office or offices or agency maintained by the Company for such purposes; provided that payment of interest on registered Debt Securities may be made by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security register. In the case of registered Debt Securities, interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. The Debt Securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants as described below. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement.

  Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

  If the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

  Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places or subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental change payable in connection therewith.

  The Indentures require the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indentures.

  The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Offered Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

  Unless otherwise described in a Prospectus Supplement relating to any Offered Debt Securities, other than as described below under "--Limitation on Liens," the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a sudden and significant decline in the credit quality of the Company or a takeover, recapitalization or highly leveraged or similar transaction involving the Company. Accordingly, the Company could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect the Company's capital structure or credit rating. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of the Company contained in the Indentures, including any addition of a covenant or other provision providing event risk or similar protection.

BOOK-ENTRY DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities (the "Global Securities") that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. IMC expects that the following provisions will apply to depositary arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary of such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificate form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. IMC understands that under existing industry practices, if IMC requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice to take any action a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS

  Limitation on Liens. The Senior Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary now owned or hereafter acquired, unless all payments due under the Senior Indenture and the Senior Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien, except for Permitted Liens. See also "--Exempted Indebtedness" below.

  The Subordinated Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, or otherwise cause or suffer to exist or become effective any Liens of any kind upon any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) that secures any Indebtedness that is on a parity in right of payment with the Subordinated Debt Securities unless all payments due under the Subordinated Indenture and the Subordinated Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien, except for Permitted Liens. See also "--Exempted Indebtedness" below.

  Limitations on Sale and Leaseback Transactions. The Indentures provide that neither the Company nor any Restricted Subsidiary will enter into any sale and leaseback transaction with respect to any Principal Property (except for temporary leases of a term, including renewals, not exceeding five years) unless either (a) the

Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indentures, to incur Indebtedness secured by a Lien on such property to be leased without equally and ratably securing the Debt Securities, or (b) the Company within 180 days after the effective date of such transaction applies to the voluntary retirement of its Funded Debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, as determined by the Board of Directors, of the leased property at the time such transaction was entered into. The Indentures define "Funded Debt" as indebtedness (including the Debt Securities) maturing by the terms thereof more than one year after the original creation thereof. See also "-- Exempted Indebtedness" below.

  Exempted Indebtedness. Notwithstanding the foregoing limitations on Liens and sale and leaseback transactions, the Company and its Restricted Subsidiaries may issue, assume, suffer to exist or guarantee Indebtedness secured by a Lien without securing the Debt Securities, or may enter into sale and leaseback transactions without retiring funded debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such sale and leaseback transactions does not at any such time exceed 10% of the consolidated total assets of the Company and its consolidated Subsidiaries as shown in the latest audited consolidated balance sheet contained in the latest annual report to the stockholders of the Company.

CONVERSION

  The Indentures contain certain provisions regarding the conversion of Debt Securities into Common Stock (or cash in lieu thereof). The specific terms applicable to a series of Convertible Debt Securities, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, and the conditions upon which such conversion will be effected will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT AND REMEDIES

  An Event of Default with respect to the Debt Securities of any series is defined in each Indenture as: (i) default in the payment of any installment of interest on or any Additional Amounts payable in respect of any of the Debt Securities of such series when and as the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal of any of the Debt Securities of such series when and as the same shall become due and payable either at maturity, upon any redemption, or otherwise; (iii) the failure by the Company to perform or observe any of its other covenants, conditions or agreements contained in the Debt Securities of such series or set forth in the applicable Indenture and continuance of such failure for a period of 90 days after due notice by the applicable Trustee or by the holders of at least 25% in principal amount of the Debt Securities of that series then outstanding; (iv) default in the payment of any scheduled principal of or interest on any Indebtedness of the Company or any wholly owned Subsidiary of the Company (other than the Debt Securities of such series) aggregating more than $25 million in principal amount, when due after giving effect to any applicable grace period, that results in such Indebtedness becoming due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged; or (v) certain events of bankruptcy, insolvency or reorganization involving the Company as more fully described in the Indentures. Additional Events of Default may be added for the benefit of holders of certain series of Debt Securities which, if added, will be described in the Prospectus Supplement relating to such Debt Securities. The Indentures provide that the Trustee shall notify the holders of Debt Securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, interest on or any Additional Amounts payable in respect of any of the Debt Securities of such series the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such series.

  If an Event of Default of the type described in clause (v) above shall happen and be continuing, then the principal of (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on, and any Additional Amounts payable in respect of the Debt Securities will become immediately due and payable. If one or more Events of Default of the type described in clauses (i) through (iv) with respect to any series of Debt Securities at the time outstanding shall happen and be continuing, then either the Trustee or the holders of not less than 25% of the principal amount of that series of the Debt Securities then outstanding may declare the principal (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on and any Additional Amounts payable in respect of the Debt Securities of that series due and payable immediately. This provision is subject to the condition that if, after any declaration of acceleration and before Stated Maturity of the principal with respect to the Debt Securities of such series, all arrears of interest and any Additional Amounts and the expenses of the Trustee, its agents or attorneys shall be paid by or for the account of the Company, and all Defaults (other than the payment of principal that has been declared due and payable) have been cured to the satisfaction of the Trustee, then the Trustee shall, upon the written request of the holders of a majority in principal amount of the Debt Securities of the applicable series, waive such Default and rescind or annul the declaration of acceleration; but no such waiver, rescission or annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

  No holder of any Debt Security of any series will have the right to pursue a remedy under the applicable Indenture or the Debt Securities, unless (1) such holder gives the Trustee notice of a continuing Default with respect to the Debt Securities of that series, (2) the holders of at least a majority in principal amount of the Debt Securities of the applicable series make a request to the Trustee to pursue the remedy, (3) such holder or holders offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense and (4) the Trustee does not comply with the request within 30 days after the receipt of the request and the offer of security or indemnity. However, nothing contained in the Indentures shall affect or impair the right of any holder of Debt Securities to institute suit to enforce payment of the principal of, interest on and any Additional Amounts payable in respect of such holder's Debt Securities on or after the due dates expressed in such Debt Securities.

  The Company must furnish to the Trustee a statement, detailing any Defaults of which it is aware, within five days of the occurrence of any Default.

REPORTS

  The Indentures provide that the Company will file with the Trustee copies of the annual reports and other information, documents and reports which the Company is required to file with the Commission pursuant to the Exchange Act. If the Company is not required to file such reports and other information, the Indentures provide that the Company shall file with the Trustee and cause to be mailed to the holders of Debt Securities (i) annual reports containing the information required to be contained in an Annual Report on Form 10-K, (ii) quarterly reports containing the information required to be contained in a Quarterly Report on Form 10-Q and (iii) promptly after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in a Current Report on Form 8-K. The Company shall also comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

SUCCESSOR COMPANY

  The Indentures provide that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets or assign any of its obligations under the Debt Securities or applicable Indenture unless (i) the entity formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes by a supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Debt Securities and the applicable Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. With respect to the sale of assets, the phrase "all or substantially all" as used in the Indentures varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indentures) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

DISCHARGE

  Each Indenture provides that it will cease to be of further effect (except that certain obligations will survive) with respect to a series of Debt Securities when all outstanding Debt Securities of such series authenticated and issued have been delivered (other than destroyed, lost or stolen Debt Securities that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable under such Indenture.

MODIFICATION OF THE INDENTURES

  Each Indenture contains provisions permitting the Company and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding under such Indenture, to enter into supplemental indentures to amend any of the provisions of each Indenture or any supplemental indenture with respect to the Debt Securities of such series; provided that, unless consented to by each holder of Debt Securities of such series, no such supplemental indenture may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or a waiver; (2) reduce the rate of or change the time for payment of interest or Additional Amounts, including default interest on any Debt Security; (3) reduce the principal of or change the Stated Maturity of any Debt Security or alter the provisions with respect to redemption; (4) make any Debt Security payable in money other than that stated in the Debt Security; (5) make any change in the types of amendment that need the approval of every affected holder of Debt Securities; (6) with respect to the Senior Indenture, affect the ranking of the Debt Securities; or
(7) waive a Default in the payment of principal of, any Additional Amounts payable in respect of or interest on, or with respect to, any Debt Security.

  The applicable Trustee and the Company may enter into supplemental indentures which amend the applicable Indenture and the Debt Securities with respect to a particular series without the consent of any holder of Debt Securities of such series in order to: (a) cure any ambiguity, omission, defect or inconsistency; (b) comply with such Indenture concerning the substitution of successor corporations pursuant to a merger or consolidation;
(c) comply with any requirements of the Commission in connection with the qualification of such Indenture under the Trust Indenture Act; (d) provide for uncertificated securities; (e) make any change that does not materially adversely affect the legal rights of any holder of Debt Securities under the applicable Indenture as then in effect; (f) secure the Debt Securities and make intercreditor arrangements with respect to any such Debt Securities (unless prohibited by such Indenture); (g) provide for a replacement Trustee; or (h) add to the covenants and agreements of the Company for the benefit of all the holders of all of the Debt Securities with respect to a series and surrender any right or power reserved for the Company in such Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

  Each Indenture provides that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of, interest on and any Additional Amounts payable in respect of all Debt

Securities of such series when due) ("defeasance") or (b) to be released from its obligations with respect to certain covenants, including those described above under "Certain Covenants--Limitation on Liens" and "--Limitations on Sale and Leaseback Transactions" above ("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any Additional Amounts payable in respect of the outstanding Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in such Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The Prospectus Supplement may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any series.

CONCERNING THE TRUSTEE

  The Bank of New York is the Trustee under the Senior Indenture. Prior to the issuance of any Subordinated Debt Securities under the Subordinated Indenture, the Company will engage a qualified trustee to serve as Trustee under the Subordinated Indenture. Such Trustee will be an "eligible trustee" under the Trust Indenture Act.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

 Subordination

  The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of, interest on or any Additional Amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness of any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise made in capital stock of the Company.

  The term "Senior Indebtedness" is defined to mean Indebtedness (including the Senior Debt Securities) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade payables.

  If (i) without the consent of the Company a court shall enter an order for relief with respect to the Company under the United States federal bankruptcy laws or a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal or state bankruptcy or insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of a Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) has been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of, interest on and any Additional Amounts payable in respect of the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations.

  If any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment), shall be received by the Trustee or any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness remaining unpaid in full.

  By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. In addition, other creditors of the Company who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

CERTAIN DEFINITIONS

  "Additional Amounts" shall mean any additional amounts which are required by a Debt Security, under circumstances specified therein, to be paid by the Company in respect of certain taxes imposed on certain holders of such Debt Securities, or as otherwise specified in the terms of such Debt Security, and which are owing to such holders.

  "Affiliate" shall mean, with respect to any Person, another Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

  "Capitalized Lease Obligation" shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Consolidated Net Worth" shall mean the excess of assets over liabilities of the Company and its consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with GAAP.

  "Default" shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Indebtedness" shall mean, with respect to any Person, at any date, any of the following, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business; (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien; (v) all indebtedness of others (including all interest and dividends on any indebtedness or preferred stock of any other Person for the payment of which
is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and (vi) obligations in respect of Currency Agreements and Interest Swap Obligations (as such capitalized terms are defined in the Indentures).

  "Issue Date" shall mean the first date on which a Debt Security is authenticated by the applicable Trustee pursuant to an Indenture.

  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

  "Minority Interest" is defined as any shares of stock of any class of a Subsidiary that are not owned by the Company or a Subsidiary.

  "Permitted Liens" shall mean, with respect to any Person: (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; (iii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and (ix) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an "existing Lien") enumerated in clauses (i) through (viii) above; provided that the Lien may not extend beyond (A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

  "Person" shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

  "Principal Property" shall mean any manufacturing plant or warehouse owned or leased by the Company or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, are not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Restricted Subsidiary" shall mean any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Stated Maturity," when used with respect to any security or any installment of interest thereon, shall mean the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

  "Subsidiary" of any Person shall mean (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary so designated; provided, however, that the Subsidiary to be so designated has total assets of $5,000 or less.

                         DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with other Securities or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to Debt Warrants in respect of which this Prospectus is being delivered. The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, will be filed in an amendment to the Registration Statement of which this Prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions that will be included in the Debt Warrant Agreements and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Debt Warrant Agreement and the Debt Warrant Certificates, respectively, to be filed in an amendment to the Registration Statement of which this Prospectus is a part or to be filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

  Reference is made to the Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and (7) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

            DESCRIPTION OF SERIES PREFERRED STOCK AND COMMON STOCK

  The Company may issue, separately or together with or upon conversion of or exchange for other Securities, Series Preferred Stock and Common Stock, all as set forth in the accompanying Prospectus Supplement relating to the Series Preferred Stock or Common Stock in respect of which this Prospectus is delivered. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents: (i) IMC's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), (ii) IMC's Amended and Restated By-Laws (the "By-Laws"), (iii) the Rights Agreement, as amended (the "Rights Agreement"), between IMC and The First National Bank of Chicago, as Rights Agent, pursuant to which shares of Series C Preferred Stock are issuable, and
(iv) with respect to any Series Preferred Stock, the Certificate of Designation with respect to such Series Preferred Stock. A copy of each of the Restated Certificate of Incorporation, By-Laws and the Rights Agreement are incorporated by reference as exhibits, and in the case of an offering of Series Preferred Stock, the Certificate of Designation will be filed in an amendment to the Registration Statement of which this Prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part.

  The total amount of the authorized capital stock of IMC consists of (i) 300,000,000 shares, $1.00 par value per share of Common Stock, of which 114,327,797 shares of Common Stock were issued and outstanding as of August 11, 1998 and (ii) 12,000,000 shares of Series Preferred Stock, par value $1.00 per share. The Board of Directors has reserved 3,000,000 shares of Series C Preferred Stock for issuance in connection with the Rights Plan described below. The Board of Directors of IMC is authorized to create and issue one or more series of Series Preferred Stock and to determine the rights and preferences of each series, to the extent permitted by the Restated Certificate of Incorporation.

SERIES PREFERRED STOCK

  General. Under the Restated Certificate of Incorporation, IMC's Board of Directors is authorized to create and issue up to 12,000,000 shares of Series Preferred Stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by the Restated Certificate of Incorporation. As of September 30, 1997, 3,000,000 shares of Series C Preferred Stock were reserved for issuance. Reference is made to the applicable Prospectus Supplement and the Certificate of Designation establishing such series of Series Preferred Stock in respect of which this Prospectus is being delivered for the terms of any series of Series Preferred Stock, including the specific title and stated value, dividend, liquidation, redemption, voting and other rights with respect to such series of Series Preferred Stock.

  Reference is made to the applicable Prospectus Supplement relating to the Series Preferred Stock offered thereby for specific terms, including the following: (i) the title and stated value of such Series Preferred Stock; (ii) the number of shares of such Series Preferred Stock offered, the liquidation preference per share and the initial offering price of such Series Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Series Preferred Stock;
(iv) the date from which dividends on such Series Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Series Preferred Stock; (vi) the provisions for a sinking fund, if any, for such Series Preferred Stock; (vii) the provisions for redemption, if applicable, of such Series Preferred Stock; (viii) any listing of such Series Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Series Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) a discussion of Federal income tax considerations applicable to such Series Preferred Stock; (xi) the relative ranking and preferences of such Series Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xii) any limitations on issuance of any series of Series Preferred Stock ranking senior to or on a parity with such series of Series Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiii) any other specific terms, preferences, rights (including, without limitation, voting rights), limitations or restrictions of such Series Preferred Stock.

  Liquidation Preference. Unless otherwise specified in the applicable Prospectus Supplement, upon any liquidation, dissolution or winding up of IMC whether voluntary or involuntary, the holders of any series of Series Preferred Stock in respect of which this Prospectus is being delivered will have preference and priority over the Common Stock and any other class of stock or series of a class of stock of IMC ranking on liquidation junior to such series of Series Preferred Stock, for payment out of the assets of IMC or proceeds thereof, whether from capital or surplus, in the amount set forth in the applicable Prospectus Supplement. After such payment, the holders of such series of Series Preferred Stock will be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of IMC, the assets of IMC or proceeds thereof shall be insufficient to make the full liquidation payment in respect of such series of Series Preferred Stock and liquidating payments on any other series of Series Preferred Stock ranking as to liquidation on a parity with such series, then those assets and proceeds will be distributed among the holders of such series of Series Preferred Stock and any such other series of Series Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of such series of Series Preferred Stock and such other series of Series Preferred Stock if all amounts thereon were paid in full. A sale of all or substantially all of IMC's assets or a consolidation or merger of IMC with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of IMC.

COMMON STOCK

  The holders of outstanding shares of the Common Stock are entitled to receive dividends, subject to the prior rights of any outstanding Series Preferred Stock, out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of IMC. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Upon any liquidation, dissolution or winding up of IMC, whether voluntary or involuntary, remaining net assets, if any, of IMC shall be distributed pro rata to the holders of the Common Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Restated Certificate of Incorporation and By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of IMC's Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of IMC unless such takeover or change of control is approved by IMC's Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult. The Restated Certificate of Incorporation provides that before IMC may purchase outstanding shares of IMC's Common Stock from a beneficial owner of 3% or more of the outstanding shares of Common Stock at a price known by IMC to exceed the market price of the Common Stock, a majority of the stockholders of IMC must have approved such purchase unless the purchase is made by IMC on the same terms and as a result of an offer to purchase any and all of IMC's outstanding Common Stock.

  Pursuant to the Restated Certificate of Incorporation, the Board of Directors of IMC is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of stock of IMC entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders, except in the case of newly created directorships, if the remaining directors fail to fill any such vacancy, the stockholders may do so at the next annual or special meting called for that purpose.

  The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of IMC. In general, notice must be received by IMC not less than 60 days prior to the annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

  The Restated Certificate of Incorporation also provides that in the case of certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations involving affiliated holders of stock representing 20% or more of the voting power of the then outstanding shares of Voting Stock, such transactions must be approved by 80% of the combined voting power of the then outstanding Voting Stock, unless such transactions are approved by a majority of the Disinterested Directors (as defined in the Restated Certificate of Incorporation) of IMC unless certain minimum price, form of consideration and procedural requirements are satisfied. The Restated Certificate of Incorporation provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions.

  The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to the Restated Certificate of Incorporation of IMC could enable a minority of IMC's stockholders to exercise veto powers over such transactions and amendments.

  Special meetings of stockholders may be called only by the Chairman of the Board of IMC, the President of IMC or a majority of the Board of Directors. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

  Rights Plan. On June 21, 1989, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was payable on July 12, 1989 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1.00 per share (the "Series C Preferred Shares"), of the Company, at a price of $75 per one two-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such certificate with a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" has become such inadvertently and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be an "Acquiring Person" for any purpose under the Rights Agreement.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on June 21, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

  In the event that, after a Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold or otherwise transferred, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.

  At any time after the acquisition by an Acquiring Person of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part for Common Stock at an exchange ratio of one-half of the number of shares of Common Stock which each holder of a Right would have a right to receive upon exercise of a Right after giving effect to the adjustment set forth in Section 11(a) (ii) of the Rights Agreement or one two-hundredth of a Series C Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                         DESCRIPTION OF STOCK WARRANTS

  The Company may issue, together with other securities or separately, Stock Warrants for the purchase of Common Stock. The Stock Warrants are to be issued under Stock Warrant Agreements (each a "Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as Stock Warrant Agent (the "Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to Stock Warrants in respect of which this Prospectus is being delivered. The Stock Warrant Agent will act solely as an agent of the Company in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Stock Warrants. A copy of the form of Stock Warrant Agreement, including the form of Warrant Certificates representing the Stock Warrants (the "Stock Warrant Certificates") reflecting the provisions to be included in the Stock Warrant Agreement that will be entered into with respect to particular offerings of Stock Warrants, will be filed in an amendment to the Registration Statement of which this Prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions that will be included in the Stock Warrant Agreements and the Stock Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Stock Warrant Agreement and the Stock Warrant Certificates, respectively, to be filed in an amendment to the Registration Statement of which this Prospectus is a part or to be filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

  Reference is made to the Prospectus Supplement for the terms of Stock Warrants in respect of which this Prospectus is being delivered, the Stock Warrant Agreement relating to such Stock Warrants and the Stock Warrant Certificates representing such Stock Warrants, including the following: (1) the offering price of such Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Stock Warrants; (3) the number of shares of Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (5) a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants; (6) call provisions of such Stock Warrants, if any; and (7) any other terms of the Stock Warrants. The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

  Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

EXERCISE OF STOCK WARRANTS

  Each Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

  Stock Warrants may be exercised as set forth in the Prospectus Supplement relating to the Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

ANTIDILUTION PROVISIONS

  Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or (3) any distribution by the Company to the holders of its Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above). No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

                       DESCRIPTION OF CURRENCY WARRANTS

  The Company may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specific foreign currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

  The Currency Warrants are to be issued under a Currency Warrant Agreement to be entered into between the Company and a bank or trust company, as Currency Warrant Agent (the "Currency Warrant Agent"), all as set forth in the applicable Prospectus Supplement. The Currency Warrant Agent will act solely as an agent of the Company in connection with the Currency Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Currency Warrants. A copy of the form of Currency Warrant Agreement, including the forms of global Warrant Certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, will be filed in an amendment to the Registration Statement of which this Prospectus is a part or filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part. The description of the Currency Warrants contained herein and the following summaries of certain provisions that will be included in the Currency Warrant Agreements and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Currency Warrant Agreement and the Currency Warrant Certificates, respectively, to be filed in an amendment to the Registration Statement of which this Prospectus is a part or to be filed in a Current Report on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

  Reference is made to the Prospectus Supplement for the terms of Currency Warrants in respect of which this Prospectus is being delivered, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the Cash Settlement Value, if any, of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants; (4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire (the "Expiration Date").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

  Each Currency Warrant will entitle the holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 P.M., New York City time, on the third New York Business Day preceding the Expiration Date, Currency Warrants will be deemed automatically exercised on the Expiration Date.

                             PLAN OF DISTRIBUTION

GENERAL

  IMC may sell the Securities (i) through underwriters or dealers; (ii) directly to one or more other purchasers; (iii) through agents; or (iv) to both investors and/or dealers through a specific bidding or auction process or otherwise. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to IMC from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

  If underwriters are used in an offering, the Offered Securities will be acquired by the underwriters for their own account. The Offered Securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to the Offered Securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

  Offered Securities may be sold directly by IMC or through agents designated by IMC from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered and any commissions payable by IMC to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  Any underwriters, dealers, or agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  Agents, dealers or underwriters may be entitled, under agreements entered into with IMC, to indemnification by IMC against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for IMC in the ordinary course of business.

  The Offered Securities, other than the Common Stock, will be a new issue or issues of securities with no established trading market. Any Common Stock issued by the Company pursuant to this Registration Statement will be listed. Unless otherwise indicated in a Prospectus Supplement, IMC does not currently intend to list any Offered Debt Securities or Warrants on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the Offered Securities will make a market in such Offered Securities. Whether or not any of the Offered Securities are listed on a national securities exchange or the underwriters, dealers or agents, if any, involved in the sale of the Offered Securities make a market in such Offered Securities, no assurance can be given as to the liquidity of the trading market for such Offered Securities.

DELAYED DELIVERY ARRANGEMENTS

  If so indicated in the Prospectus Supplement, IMC may authorize underwriters or other persons acting as IMC's agents to solicit offers by certain institutions to purchase Offered Securities from IMC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of IMC. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

  Unless otherwise indicated in the Prospectus Supplement, certain legal matters in connection with the securities offered hereby will be passed upon for IMC by Kirkland & Ellis (a partnership including professional corporations).

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated balance sheets of Harris Chemical Group, Inc. as of March 29, 1997 and March 30, 1996 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 29, 1997 appearing in the Company's Current Report on Form 8-K/A filed on June 15, 1998, which is incorporated by reference in this Prospectus and in the Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated balance sheets of Harris Chemical Group, Inc. as of March 28, 1998 and March 29, 1997 and the related consolidated statements of operations, cash flows and common stockholders' equity for each of the three fiscal years in the period ended March 28, 1998 appearing in the Company's Current Report on Form 8-K/A filed on September 16, 1998, which is incorporated by reference in this Prospectus and in the Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Harris Chemical Australia Pty Ltd. & Its Controlled Entities for the year ended June 30, 1997 appearing in the Company's Current Report on Form 8-K/A filed on June 15, 1998, which is incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Arthur Andersen, Chartered Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FTX at December 31, 1996 and for each of the three years in the period ended December 31, 1996 appearing in FTX's Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon incorporated by reference herein. In that report, that firm states that its report is based in part on the report of other independent public accountants, Ernst & Young LLP. Such financial statements have been incorporated herein by reference in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

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                                  $200,000,000


                                IMC GLOBAL INC.

                             6 5/8% NOTES DUE 2001

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                                OCTOBER 20, 1998

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